UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10730

Maryland	38-4006444
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6340 South 3000 East, Suite 500, Salt Lake City, Utah	84121
(Address of principal executive offices)	(ZIP Code)

(801) 278-0700

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our offering of shares pursuant to Regulation A of the Securities Act;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	risks associated with the development and construction of real estate, including the cost of construction delays and cost overruns;

•	failure of acquisitions and development projects to yield anticipated results;

•	the timing and cost of completion of apartment communities under construction or development;

•	difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	our failure to successfully operate developed properties and operations;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	whether we determine to elect to be taxed as a REIT or to be taxed as a regular C corporation and, if we elect to be taxed as a REIT, our failure to maintain our status as a REIT;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	our ability to retain our executive officers and other key personnel;

•	the ability of our sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	legislative or regulatory changes impacting our business or our assets;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor; and

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, the Investment Company Act and other laws.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Cottonwood Multifamily Opportunity Fund, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2019

Item 1.	Business

The Company

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to invest in and/or make mezzanine loans or preferred equity investments in multifamily construction and development projects. The use of the terms the “Company”, “we”, “us”, or “our” in this report refer to Cottonwood Multifamily Opportunity Fund, Inc. and its subsidiaries, unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC acts as our sponsor, property manager and asset manager. We have no employees and are substantially reliant on Cottonwood Capital Property Management II, LLC and its resources to implement our business strategy. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP (“CROP”) and has experience in operating multifamily construction and development projects. Cottonwood Residential II, Inc. is the sole general partner of CROP, its operating partnership, and makes all decisions on behalf of CROP. Cottonwood Residential II, Inc. is controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Phillip White.

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have three members of our board who are officers and board members of Cottonwood Residential II, Inc. As a result, we do not have independent management. The board of directors has the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

In November 2017, we offered $50.0 million in shares of our common stock at a purchase price of $10.00 per share through an offering qualified as a “Tier 2” offering pursuant to Regulation A under the Securities Act (the “Offering”). We completed the Offering in August 2019 after raising the full offering amount.

We may, in our board of directors’ sole discretion, elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”) but are not required to do so.

Investment Strategy

We have invested through joint ventures with Cottonwood Residential O.P., LP (“CROP”) and affiliated executives, which we refer to as the Cottonwood Joint Ventures. The Cottonwood Joint Ventures may in turn enter into joint ventures with third party developers or a developer affiliated with CROP (an “Affiliated Developer”), which we refer to as the Development Joint Ventures.

See Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Our Investments” for more information concerning the current status of our investments.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	realize capital appreciation in the value of our investments over the long term, and;

•	pay cash distributions to stockholders from our investments or upon stabilization of our properties.

Our board of directors may revise our investment policies without the approval of our shareholders.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular, which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Currently, one of the most significant risks and uncertainties that may affect our operations and the value of our investments is the impact of the current pandemic of the novel coronavirus, or COVID-19. The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. Given the uncertainty, no assurance can be given that the estimated value of our shares, as determined by our board of directors on April 24, 2020, has not declined. As a result of shutdowns, quarantines or actual viral health issues, construction and completion of our development projects may be delayed or we may incur additional costs beyond those assumed in determining our estimated net asset value. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.

In reliance on the temporary relief from ongoing reporting requirements granted to filers pursuant to Rule 257(f) of the Securities Act of 1933, as amended, we delayed the filing of this Annual Report beyond April 29, 2020 due to circumstances relating to coronavirus disease 2019 or COVID-19. In particular, our board of directors determined to change our independent public accounting firm to KPMG, LLP (“KPMG”). Due to restrictions on travel and stay-at-home orders imposed as a result of COVID-19, the transition from our former auditor to KPMG was delayed, and as a result we were delayed in filing this Annual Report beyond April 29, 2020.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our Investments

As of December 31, 2019, we had investments in two development projects through two separate Cottonwood Joint Ventures:

Project Name	Property Location	Units to be Built	Net Rentable Square Feet	Estimated Completion	Investment at 12/31/19	Joint Venture Interest	Dated Contracted
Park Avenue	Salt Lake City, UT	235	167,130	August 2021	$12,013,089	76.4%	8/10/2018
Cottonwood on Broadway	Salt Lake City, UT	254	207,642	October 2021	$8,636,848	81.2%	8/6/2019

We are required to commit up to a total of $15.8 million and $23.2 in capital for the development of Park Avenue and Cottonwood on Broadway, respectively. Unfunded amounts will be drawn as needed to complete the projects.

Park Avenue will include a mix of studio, one-bedroom, and two-bedroom units and have a fitness center, clubhouse, and resort-style pool and lounge area. The total development cost of the project is expected to be approximately $57,600,000, of which approximately $20,000,000 is expected to be funded by capital contributions from CROP, CREDE (a co-developer), affiliated executives, and us through the Park Avenue Joint Venture. See Note 3 of the consolidated financial statements for further discussion regarding this structure.

Cottonwood on Broadway will include a mix of studio, one-bedroom, and two-bedroom units and have a fitness center, clubroom, and a roof-top resort-style pool. The total development cost of the project is expected to be approximately $73,600,000, of which approximately $30,000,000 is expected to be funded by capital contributions from CROP, affiliated executives, and us through the Cottonwood on Broadway Joint Venture. See Note 3 of the consolidated financial statements for further discussion regarding this structure.

Results of Operations

For the year ended December 31, 2019, we had net losses of $71,841, primarily from asset management fees and other general and administrative expenses offset by interest income earned on cash received from our Offering. We expect asset management fees and other general and administrative expenses to increase in future periods as a result of more capital being deployed.

During 2018, we had losses of $138,021 from asset management fees and other general and administrative expenses.

During 2017 and 2018 CROP purchased 1.73 acres of contiguous land from three separate parties for development of Cottonwood on Broadway. In February 2019, CROP received a third party broker opinion of value which valued the land for $7.5 million. On August 6, 2019, we entered into a joint venture with CROP and affiliated executives of CROP, whereby we will contribute 81.2% of the capital required for the project, with CROP contributing 10% and the affiliated executives contributing the remaining 8.8%. As of December 31, 2019, we had contributed $8,636,848 to the joint venture.

Our results of operations for the year ended December 31, 2019 are not indicative of those expected in future periods as we entered into our second joint venture in August 2019 and our projects are currently under development.

Liquidity and Capital Resources

We obtain the capital required to invest in multifamily construction and development projects and multifamily development-related assets and conduct our operations from the proceeds of the Offering, from capital provided by our joint venture partners, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.

As of December 31, 2019, the Park Avenue Joint Venture and Broadway Joint Venture had obtained non-revolving, senior secured construction loan facilities of $37,000,000 and $44,625,000, respectively, for the construction of their projects that will be drawn upon as needed. No draws had been made as of that date.

We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We may make an election to be taxed as a REIT under the Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and make distributions on a monthly basis. We have not established a minimum distribution level. If we do not elect to be taxed as a REIT, we will not be required to make a minimal level of distributions.

We expect that our board of directors may declare distributions once we begin to generate cash from operations or in anticipation of generating cash from operations from completed multifamily construction and development projects. We do not intend to pay distributions during the early stages of our existence if we initially acquire multifamily construction and development projects with the proceeds from our Offering. If the majority of our initial assets are construction and development projects and we do pay distributions during the early stage of our existence or from time to time during our operational stage, we expect to declare such distributions in anticipation of cash flow from operations of completed projects or sales of our properties and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we may look to third party borrowings to fund our distributions.

Trends and Key Information Affecting our Performance

Overview

We believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities. In addition, we believe the residential real estate market is well positioned to withstand many of the conceivable adverse impacts of COVID-19 as housing is a basic need, rather than a discretionary expense.

Nonetheless, the extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. As a result of shutdowns, quarantines or actual viral health issues, construction and completion of our development projects may be delayed or we may incur additional costs beyond those assumed in determining our estimated net asset value. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. As a result, our business and financial results could be materially and adversely impacted.

The Greater Salt Lake Area Multifamily Market

In 2019, the number of Salt Lake residents increased at nearly double the national rate, driven by healthy combination of natural population growth, spurred by one of the highest birthrates in the country, and net in-migration. Sustained job growth has helped drive unemployment rate down to around 2%. A significant portion of the job growth has come from high paying, white-collar employers in info-tech, finance, and professional services. There are more than 6,000 tech and software companies located in the Salt Lake and Provo markets, including Overstock.com, Adobe, and Qualtrics, as well as start-ups Pluralsight and Domo. The financial sector continues to see healthy growth, with Zions Bankcorporation employing more than 3,500 personnel. Other major employers in this sector include Wells Fargo, Discover Financial Services, and American Express. Goldman Sachs also has a significant presence, employing more than 2,500 people at its downtown office, Goldman’s second largest office in North America. Construction industry gains are being driven by housing and commercial developments, as well as the $3.5 billion renovation of Salt Lake City International Airport. Average rents increased to $1,177, up 2.3% from 2018 to 2019. Average vacancies saw a slight increase up to 7.8% with the influx of 3,400 new deliveries in 2019.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Recent Developments

None.

Item 3.	Directors and Officers

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Chief Legal Officer is Gregg Christensen.

Investment Committee

We have established an investment committee that will be charged with identifying and investigating potential investment opportunities for us. The investment committee will analyze and approve any investment to be made by us. The investment committee has three committee members and is comprised of Daniel Shaeffer, Chad Christensen, and Gregg Christensen. The investment committee may request information from third parties in making its recommendations.

Executive Officers and Directors

The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:

Name (1)	Positions	Age (2)	Term of Office
Daniel Shaeffer	Chief Executive Officer, Director and Investment Committee Member	49	May 2016 to Present (3) November 2017 to Present (4)
Chad Christensen	President, Chairman of the Board, Director and Investment Committee Member	46	May 2016 to Present (3) November 2017 to Present (4)
Gregg Christensen	Chief Legal Officers, Secretary, Director and Investment Committee Member	51	May 2016 to Present (3) November 2017 to Present (4)
Susan Hallenberg	Chief Financial Officer	52	May 2016 to Present (3)

(1)	The address of each director and executive officer listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
(2)	As of March 31, 2020.
(3)	The current directors and executive officers were appointed on May 31, 2016.
(4)	The current investment committee members were appointed on November 14, 2017.

Biographical information regarding our executive officers and directors can be found in our offering circular which can be found here.

Compensation of Executive Officers

As described above, certain of the executive officers of CROP also serve as our executive officers. Each of these individuals receive compensation for his or her services, including services performed for us on behalf of our sponsor and its affiliates. As executive officers of our sponsor, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our sponsor, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and directors and our sponsor can be found in our offering circular  here.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of May 18, 2020, for each person or group that holds more than 10% of our common shares, for each executive officer and for the executive officers as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regards to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Daniel Shaeffer(2)	1,000		*
Chad Christensen(2)	1,000		*
Gregg Christensen(2)	1,000		*
Susan Hallenberg	—	—
All executive officers as a group	1,000		*

*	Less than 1% of all shares.
(1)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)

Gregg Christensen, Daniel Shaeffer, and Chad Christensen are three of the five directors that comprise the board of directors of Cottonwood Residential II, Inc., the general partner of CROP. CROP owns 1,000 shares of the common stock outstanding of us. As members of the board of directors of Cottonwood Residential II, Inc., Messrs. Shaeffer, Christensen and Christensen will have the voting and investment control of the shares of our common stock held by CROP.

Item 5.	Interest of Management and Others in Certain Transactions

See Note 6 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6.	Other Information

None.

Item 7.

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Multifamily Opportunity Fund, Inc.:

We have audited the accompanying consolidated financial statements of Cottonwood Multifamily Opportunity Fund, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cottonwood Multifamily Opportunity Fund, Inc. and its subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

May 21, 2020

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Multifamily Opportunity Fund, Inc.

We have audited the accompanying consolidated financial statements of Cottonwood Multifamily Opportunity Fund, Inc., which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cottonwood Multifamily Opportunity Fund, Inc. at December 31, 2018, and the consolidated results of its operations and its cash flows for the year ended December 31, 2018 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 30, 2019

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Investments in joint ventures	$20,649,443	$6,448,423
Cash and cash equivalents	30,994,032	16,224,344
Related party receivables	4,505	—
Other assets	52,702	71,536

Total assets	$51,700,682	$22,744,303

Liabilities and equity
Liabilities
Accounts payable and accrued liabilities	14,803	—
Related party payables	75,760	25,474

Total liabilities	90,563	25,474
Commitments and contingencies
Equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 5,001,000 and 2,285,790 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	50,010	22,858
Additional paid in capital	49,959,990	22,835,037
Accumulated deficit	(210,769)	(139,066)

Total equity	49,799,231	22,718,829
Noncontrolling interests - affiliated executives	1,810,888	—

Total liabilities, equity and noncontrolling interests	$51,700,682	$22,744,303

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2019	2018
Revenues
Interest income	$605,372	$19,192
Expenses
Asset management fee to related party	(513,106)	(118,997)
General and administrative expenses	(163,613)	(38,216)

Net operating income	(71,347)	(138,021)
Equity in losses	(494)	—

Net loss	(71,841)	(138,021)
Net loss attributable to noncontrolling interests - affiliated executives	138	—

Net loss attributable to common stockholders	$(71,703)	$(138,021)

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Equity

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest - Affiliated Executives	Total Equity
Balance at December 31, 2017	1,000	$10	$9,990	$(1,045)	$8,955	$—	$8,955

Issuance of common stock	2,284,790	22,848	22,825,047	—	22,847,895	—	22,847,895
Net loss	—	—	—	(138,021)	(138,021)	—	(138,021)

Balance at December 31, 2018	2,285,790	$22,858	$22,835,037	$(139,066)	$22,718,829	$—	$22,718,829

Issuance of common stock	2,715,210	27,152	27,124,953		27,152,105		27,152,105
Noncontrolling interest contribution	—	—	—	—	—	1,811,026	1,811,026
Net loss	—	—	—	(71,703)	(71,703)	(138)	(71,841)

Balance at December 31, 2019	5,001,000	$50,010	$49,959,990	$(210,769)	$49,799,231	$1,810,888	$51,610,119

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(71,841)	$(138,021)
Changes in operating assets and liabilities:
Other assets	18,834	(34,036)
Accounts payable and accrued liabilities	14,803	—
Related party payables	45,781	24,432

Net cash provided by (used in) operating activities	7,577	(147,625)

Investing activities
Investment in joint ventures	(14,201,020)	(6,448,423)

Net cash used in investing activities	(14,201,020)	(6,448,423)

Financing activities
Issuance of common stock	27,152,105	22,810,395
Contributions from affiliated executives	1,811,026	—

Net cash provided by financing activities	28,963,131	22,810,395

Net increase in cash and cash equivalents	14,769,688	16,214,347
Cash and cash equivalents at beginning of period	16,224,344	9,997

Cash and cash equivalents at end of period	$30,994,032	$16,224,344

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 1 - Organization and Business

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to invest in and/or make mezzanine loans or preferred equity investments in multifamily construction and development projects. Substantially all our business is conducted through Cottonwood Multifamily Opportunity Fund O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC acts as our sponsor, property manager and asset manager. We have no employees and are substantially reliant on Cottonwood Capital Property Management II, LLC and its resources to implement our business strategy. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP (“CROP”) and has experience in operating multifamily construction and development projects. Cottonwood Residential II, Inc. is the sole general partner of CROP, its operating partnership, and makes all decisions on behalf of CROP.

In November 2017, we offered $50.0 million in shares of our common stock at a purchase price of $10.00 per share through an offering qualified as a “Tier 2” offering pursuant to Regulation A under the Securities Act (the “Offering”). We completed the Offering in August 2019 after raising the full offering amount.

We have invested through joint ventures with CROP and affiliated executives, which we refer to as the Cottonwood Joint Ventures. As of December 31, 2019, we have two Cottonwood Joint Ventures, the Park Avenue Joint Venture and the Cottonwood on Broadway Joint Venture. The Broadway Joint Venture has in turn entered into a joint venture with a third-party developer and affiliate of CROP, which we refer to as the Development Joint Venture.

The Development Joint Venture is managed by the developer who will oversee the day to day development and management of the project. The Cottonwood Joint Ventures have the right to approve major decisions affecting the Development Joint Ventures. The terms of each agreement vary on a joint venture by joint venture basis.

We have made no mezzanine or preferred equity investments to date.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company and its subsidiaries are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.

The Company and the Operating Partnership are consolidated. Control of the Park Avenue Joint Venture and Cottonwood on Broadway Joint Venture is shared equally between the members. We are not considered the primary beneficiary of these joint ventures as CROP controls the development of the projects. As a result, our investments in these joint ventures are recorded under the equity method of accounting on the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Use of Estimates

We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Organization and Offering Costs

Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the Offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. As of December 31, 2019 and 2018, offering costs incurred by the sponsor in connection with our Offering were approximately $6,143,000 and $3,361,000, respectively. Organizational costs incurred by the sponsor were not significant.

Investment in Joint Ventures

Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.

We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.

Cash and cash equivalents

We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.

Income Taxes

We may elect to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2020, but are not required to make such an election. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to stockholders. As a REIT, we would generally not be subject to federal corporate income tax on that portion of our taxable income that is currently distributed to stockholders.

If we fail to qualify as a REIT in any taxable year or determine not to be elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and, if we had elected to be taxed as a REIT but subsequently fail to qualify as a REIT, we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders.

As of December 31, 2019, we had incurred cumulative net losses of $210,769. We had a deferred tax asset of approximately $53,000 associated with these cumulative net losses. This deferred tax asset was fully reserved for as we do not expect to realize the tax benefit due to the expectation that we will qualify for REIT status for the tax year ended December 31, 2020.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 3 - Investments in Joint Ventures

Park Avenue

The Park Avenue development is structured as follows (with wholly owned subsidiaries being excluded for simplicity):

We consolidate the Investor Entity and record our investment in the Park Avenue Joint Venture under the equity method of accounting. On June 30, 2019 the operating agreement for the investor entity was amended whereby affiliated executives were admitted as members. As of December 31, 2019 the affiliated executives have contributed $1,811,026 to the investor entity. The affiliated executives’ contributions and share of income are recorded as noncontrolling interest on the consolidated financial statements.

At December 31, 2019, the Investor Entity had contributed $12,013,089 to the Park Avenue Joint Venture, of which $10,202,063 came from us. At December 31, 2018, the Investor entity had contributed $6,448,423 to the Park Avenue Joint Venture.

The joint venture did not have any operating activity or distributions for the years ended December 31, 2019 and 2018.

Summarized balance sheet information for the Park Avenue Joint Venture is as follows:

December 31, 2019
Cash	$148,678
Development Costs	16,418,610
Accounts Payable and Accrued Liabilities	3,219,411

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Cottonwood on Broadway

The Cottonwood on Broadway development is structured as follows (with certain wholly owned subsidiaries being excluded for simplicity):

We record our investment in the Broadway Joint Venture under the equity method of accounting. On August 6, 2019 the operating agreement for the Broadway Joint Venture was amended whereby affiliated executives contributed $726,277 and were admitted as members.

At December 31, 2019, we had contributed $8,636,847 in the Cottonwood on Broadway Cottonwood Joint Venture. The joint venture did not have any operating activity or distributions for the years ended December 31, 2019.

Summarized balance sheet information for the Broadway Joint Venture is as follows:

December 31, 2019
Cash	$220,471
Development Costs	9,746,207
Accounts Payable and Accrued Liabilities	609,354

Note 4 - Stockholders’ Equity

Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2019 and 2018, we had 5,001,000 and 2,285,790 shares of common stock issued and outstanding, respectively. Our sponsor owns 1,000 of the outstanding shares.

Preferred Stock

The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2019 and 2018.

Distributions

Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. We expect to have little, if any, cash flows from operations until we have completed our developments and begun lease-up.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Should cash flows from operations not cover distributions during the early stages of real estate investment or during the operational stages we may look to third party borrowings to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Note 5 - Joint Venture Distributions

Park Avenue Joint Venture

Cash from operations or a capital event from the Park Avenue Joint Venture is to be distributed first to the members (the Investing Entity and Development Joint Venture) to provide a preferred return of 8% on invested capital. Cash will then be distributed 100% to the members until capital accounts are reduced to zero, then 25% to the development joint venture and 75% to the members until the members have received an additional 12 % return on invested capital, then 35% to the development joint venture and 65% to the members until the members have received an additional 16% return on invested capital. Profits after the above distributions will then be allocated 50% to the development joint venture and 50% to the members (in proportion to the respective interests in the joint venture).

Taking into consideration the distributions above, the Development Joint Venture will receive a graded promotional interest of the profits of the Park Avenue Joint Venture which is subordinate to our receipt of an 8% preferred return. The Park Avenue Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will be allocated to the Park Avenue Joint Venture partners and will not be passed through to our shareholders.

Cottonwood on Broadway Joint Venture

Cash from operations or a capital event from the Cottonwood on Broadway Joint Venture is to be distributed first to the members (the investing entity and development joint venture) to provide a preferred return of 8% on invested capital. Cash will then be distributed 100% to the members until capital accounts are reduced to zero, then 25% to CROP and 75% to the members until the members have received an additional 12 % return on invested capital, then 35% to CROP and 65% to the members until the members have received an additional 16% return on invested capital. Profits after the above distributions will then be allocated 50% to CROP and 50% to the members (in proportion to the respective interests in the joint venture).

Taking into consideration the distributions above, CROP will receive a graded promotional interest of the profits of the Cottonwood on Broadway Joint Venture which is subordinate to our receipt of an 8% preferred return. The Cottonwood on Broadway Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will be allocated to the Cottonwood on Broadway Joint Venture partners and will not be passed through to our shareholders.

Note 6 - Related Party Transactions

Our sponsor or its affiliates receive compensation for services related to the Offering and for the acquisition, management and disposition of our assets, subject to review and approval of the board of directors. The related party payables of $75,760 and $25,474 at December 31, 2019 and 2018, respectively, include asset management fees owed to our sponsor and entity maintenance fees paid by CROP that will be reimbursed by us. The following are fees or other items that may be charged by our sponsor or its affiliates. No fees were incurred by us in 2018 except those noted below.

Property Management Fee

After stabilization of a project, our sponsor will provide property management services and receive a fee of 3.5% of the annual gross revenues of each property managed for these services, prorated for any partial year. The Park Avenue agreement also has a floor of $8,000 per month.

Lease-up Fee

Our sponsor will receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues until such time as the project reaches stabilization, commencing two months before the opening of a temporary leasing office on the site.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Development Fees

For services provided in developing Park Avenue, CROP will receive an amount equal to one-third of 3% of hard costs. For the years ended December 31, 2019 and 2018, development fees received by CROP for the Park Avenue project were $85,022 and $118,426, respectively.

For services provided in developing Cottonwood on Broadway, an affiliate of the sponsor shall be entitled to a fee of 5% of the project budget multiplied by our ownership percentage of the joint venture. This fee will be paid entirely by us. For the year ended December 31, 2019, development fees received by Cottonwood Capital Property Management II, LLC for the Cottonwood on Broadway project were $97,535. No development fees were charged in 2018.

Cost Savings Development Fee

Should the Park Avenue development be completed below the budgeted hard costs, CROP will receive one-fourth of the project cost savings, up to 1.5% of the project budgeted cost.

General Contractor Fees

For general contracting services provided in developing Cottonwood on Broadway, an affiliate of the sponsor shall be entitled to a fee of 5% of budgeted hard costs for the project multiplied by our ownership percentage of the joint venture. This fee will be paid entirely by us. For the year ended December 31, 2019 we paid $15,742 in general contractor fees to Cottonwood Capital Property Management II, LLC.

Construction Management Fees

For services in supervising any renovation or construction project in excess of $5,000 in or about the projects after stabilization, the Property Manager shall be entitled to a fee equal to 5% of the cost of the amount (including related professional services) that is expended. This fee is generally not payable for routine maintenance expenditures. No construction management fee will be paid in connection with the development of a project.

Asset Management Fee

Our sponsor receives an annual asset management fee of 0.75% of project costs during development and 0.75% of gross assets thereafter, defined initially as the gross book value of our assets and subsequently as the gross asset value once net asset value is established. This fee will be paid by us. The asset management fee incurred in 2019 and 2018 was $513,106 and $118,997, respectively.

Distributions and Promotional Interests from Cottonwood Joint Ventures

CROP is a member of the Park Avenue and Cottonwood on Broadway Joint Ventures and will receive distributions and allocations of profits in an amount that exceeds its proportional share of capital contributions to these joint ventures. As outlined above, CROP may receive a promotional interest of the profits of each Cottonwood Joint Venture in exchange for identifying investment opportunities for us.

Distributions and Promotional Interests from Development Joint Ventures

CROP serves as a co-general partner of the development joint venture for Park Avenue and will receive a portion of the promoted interest.

Property Management Corporate Service Fee

Upon lease up, our sponsor will allocate a flat fee each month to the Park Avenue Joint Venture and Cottonwood on Broadway Joint Venture which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Loan Coordination Fee

Our sponsor may receive for its services in making or acquiring and disposing a development-related mezzanine loan or arranging for and disposing a preferred equity investment a loan coordination fee in an amount equal to (i) upon origination of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity, and (ii) upon disposition of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity.

Fees from Other Services

We may retain third parties, including certain affiliates of our sponsor, for necessary services relating to investments or operations, including construction services, resident indemnification, utility management, internet and television services, and vendor verification and other similar operational matters. Any fees paid to affiliates of our sponsor for any such services will not reduce the management fee. Any such arrangements will be at market terms and rates.

Note 7 - Commitments and Contingencies

Economic Dependency

Under various agreements, we have engaged or will engage our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy

Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than June 30, 2025, which may be extended for two one-year periods in the sole discretion of the board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved an orderly sale of our assets will begin within a one-year period from the decision not to extend. If all extensions are approved the final termination date would be December 31, 2029. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of the Company’s common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.

Right of First Refusal

If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

Note 8 - Subsequent Events

We evaluate subsequent events up until the date the consolidated financial statements are issued. We determined that no events have occurred subsequent to December 31, 2019 that would require disclosure or recognition in the consolidated financial statements other than as mentioned below.

Subsequent to December 31, 2019, we contributed approximately $5,108,000 and $1,682,000 to the Park Avenue Joint Venture and Cottonwood on Broadway Joint Venture, respectively, in accordance with the approved draw schedules.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

COVID-19

Currently, one of the most significant risks and uncertainties that may affect our operations and the value of our investments is the impact of the current pandemic of the novel coronavirus, or COVID-19. The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. As a result of shutdowns, quarantines or actual viral health issues, construction and completion of our development projects may be delayed or we may incur additional costs beyond those assumed in determining our estimated net asset value. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.

Item 8.

Exhibit Number	Description

1.1	MANAGING BROKER-DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

1.2	FORM OF SOLICITING DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

2.1	SECOND ARTICLES OF AMENDMENT AND RESTATEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 2.1 ON FORM 1-U (FILE NO. 24F-00118) FILED DECEMBER 28, 2017.

2.2	BYLAWS, INCORPORATED BY REFERENCE TO EXHIBIT 2.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

4.1	FORM OF SUBSCRIPTION AGREEMENT AND ISRAELI INVESTOR QUESTIONNAIRE, INCORPORATED BY REFERENCE TO EXHIBIT 4.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.1	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.2	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.3	ASSET MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.4	FORM OF PROPERTY MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.4 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.5	THREE-PARTY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.5 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.6	COTTONWOOD SUGAR HOUSE, LLC AGREEMENT AND AMENDMENTS, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.7	PURCHASE AND SALE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.8	DEVELOPMENT SERVICES AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.9	LOAN AGREEMENT EXECUTED BY AND BETWEEN CW SUGAR HOUSE, LLC, AND REGIONS BANK, INCORPORATED BY REFERENCE TO EXHIBIT 6.9 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019

6.10	PROMISSORY NOTE BETWEEN CW SUGAR HOUSE, LLC AND REGIONS BANK, INCORPORATED BY REFERENCE TO EXHIBIT 6.10 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019

6.11	AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CW BROADWAY JV, LLC, INCORPORATED BY REFERENCE TO EXHIBIT 6.11 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019

6.12*	LOAN AGREEMENT EXECUTED BY AND AMONG CW BROADWAY JV, LLC, PNC BANK, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, AND THE LENDERS PARTY THERETO

9.1	LETTER FROM ERNST & YOUNG LLP TO THE SECURITIES AND EXCHANGE COMMISSION DATED APRIL 17, 2020, INCORPORATED BY REFERENCE TO EXHIBIT 9.1 ON FORM 1-U (FILE NO. 24R-00118) FILED APRIL 17, 2020

15.1	PRIOR PERFORMANCE TABLES INCORPORATED BY REFERENCE TO EXHIBIT 15.1 ON FORM 1-A POS (FILE NO. 024-10730) FILED NOVEMBER 27, 2018

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on May 21, 2020.

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily Opportunity Fund, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily Opportunity Fund, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Shaeffer	Chief Executive Officer and Director	May 21, 2020
Daniel Shaeffer

/s/ Chad Christensen	President, Chairman of the Board and Director	May 21, 2020
Chad Christensen

/s/ Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	May 21, 2020
Gregg Christensen

/s/ Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 21, 2020
Susan Hallenberg